Exhibit 99

Chrysler Financial DaimlerChrysler Auto Trust 2004-A Monthly Servicer’s Certificate (HV)	Distribution Date: 10-Jan-05 Page 1 of 2

Payment Determination Statement Number	10
Distribution Date	10-Jan-05

Dates Covered	From and Including	To and Including
Collections Period	01-Dec-04	31-Dec-04
Accrual Period	08-Dec-04	09-Jan-05
30/360 Days	30
Actual/360 Days	33

	Number of
Collateral Pool Balance Data	Accounts	$Amount

Pool Balance — Beginning of Period	72,601	1,122,859,749.46
Collections of Installment Principal		24,776,715.93
Collections Attributable to Full Payoffs		15,816,954.44
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		2,865,594.81

Pool Balance — End of Period	70,818	1,079,400,484.28

Pool Statistics		End of Period

Initial Pool Balance (Pool Balance at the Purchase Date)		1,574,003,577.68
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)		68.58%

Ending O/C Amount		82,198,514.92
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)		108.24%

Cumulative Net Losses		7,745,946.70
Net Loss Ratio (3 mo. Weighted Avg.)		1.34690%
Cumulative Recovery Ratio		52.04%
60+ Days Delinquency Amount		5,277,334.59
Delinquency Ratio (3 mo. Weighted Avg.)		0.47020%

Weighted Average APR		5.972%
Weighted Average Remaining Term (months)		43.53
Weighted Average Seasoning (months)		19.15

Chrysler Financial DaimlerChrysler Auto Trust 2004-A Monthly Servicer’s Certificate (HV)	Distribution Date: 10-Jan-05 Page 2 of 2

Cash Sources
Collections of Installment Principal	24,776,715.93
Collections Attributable to Full Payoffs	15,816,954.44

Principal Amount of Repurchases	0.00	O/C Release (Prospectus pg S18-S20)
Recoveries on Loss Accounts	1,311,837.83	Pool Balance	1,079,400,484.28
Collections of Interest	5,501,010.94	Yield Supplement O/C Amount	(29,714,200.74)

Investment Earnings	59,671.02	Adjusted Pool Balance	1,049,686,283.54
Reserve Account	3,750,000.00

Total Sources	51,216,190.16	Total Securities	997,201,969.36

		Adjusted O/C Amount	52,484,314.18

Cash Uses
Servicer Fee	935,716.46	Target Overcollateralization Amount	52,484,314.18
A Note Interest	1,620,618.18
Priority Principal Distribution Amount	0.00	O/C Release Period?	Yes
B Note Interest	106,875.00
Reserve Fund	3,750,000.00	O/C Release	4,904,370.62
Regular Principal Distribution Amount	39,898,609.90
Distribution to Certificateholders	4,904,370.62

Total Cash Uses	51,216,190.16

Administrative Payment
Total Principal and Interest Sources	51,216,190.16
Investment Earnings in Trust Account	(59,671.02)
Daily Collections Remitted	(49,360,316.89)
Cash Reserve in Trust Account	(3,750,000.00)
Servicer Fee (withheld)	(935,716.46)
O/C Release to Seller	(4,904,370.62)

Payment Due to/(from) Trust Account	(7,793,884.83)

	Beginning	Ending	Principal	Principal per	Interest	Interest per
	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original
Notes
Class A-1 380,000,000 @ 1.0725%	0.00	0.00	0.00	0.0000000	0.00	0.0000000	380000000
Class A-2 427,000,000 @ 1.41%	344,100,579.27	304,201,969.36	39,898,609.90	93.4393675	404,318.18	0.9468810	427000000
Class A-3 366,000,000 @ 2.00%	366,000,000.00	366,000,000.00	0.00	0.0000000	610,000.00	1.6666667	366000000
Class A-4 282,000,000 @ 2.58%	282,000,000.00	282,000,000.00	0.00	0.0000000	606,300.00	2.1500000	282000000
Class B 45,000,000 @ 2.85%	45,000,000.00	45,000,000.00	0.00	0.0000000	106,875.00	2.3750000	45000000

Total Notes	1,037,100,579.27	997,201,969.36	39,898,609.90		1,727,493.18		1,500,000,000.00

     * Class A-1 Interest is computed on an Actual/360 Basis. Days in current period           33